Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement No. 377-05727 on Form F-1, of our auditor’s report dated November 20, 2021 (except for Note 8(d) and Note 17 with regard to the acquisition of Max The Mutt Animation as to which the date is March 2, 2022) with respect to the consolidated financial statements of Visionary Education Technology Holdings Group Inc. and its subsidiaries as at March 31, 2021 and for each of the years in the two-year period ended March 31, 2021, as filed with the United States Securities and Exchange Commission (“SEC”). We also consent to the reference to us under the caption “Experts” in the Registration Statement No. 377-05727 on Form F-1.

/s/ MNP LLP

Chartered Professional Accountants

March 4, 2022

Vancouver, Canada